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                        ASSISTANT SECRETARY'S CERTIFICATE

     I, Elizabeth A. Watson, Assistant Secretary of The China Fund, Inc. (the "Fund"), hereby certify that the following resolutions were adopted by the Board of Directors of the Fund (all Directors voting) and separately by a majority of the Directors who are not "interested persons" of the Fund as defined in the Investment Company Act of 1940, as amended, at a meeting duly called and held on September 20, 2007 at which a quorum was present and acting throughout:

     Union having an aggregate coverage of $1,000,000 be, and hereby is, approved by the Board of Directors (including all Directors who are Independent Directors) it having been determined to be reasonable in form and amount, after giving due consideration to all factors deemed relevant by this Board, including, among other things, the value of the aggregate assets of the Fund to which any covered person may have access, the arrangements for custody and safekeeping of such assets and the nature of the securities in the portfolio of the Fund; and further

     RESOLVED, that the Fund's participation in the Bond is in the best interest of the Fund;

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of September, 2008.


                                        /s/ Elizabeth A. Watson
                                        ----------------------------------------
                                        Elizabeth A. Watson
                                        Assistant Secretary